Exhibit 99.1

Ingevity Corporation 5255 Virginia Avenue North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Jack Maurer 843-746-8242 jack.maurer@ingevity.com

Investors: Dan Gallagher 843-740-2126 daniel.gallagher@ingevity.com
Ingevity reports second quarter 2018 financial results

•	Net sales of $308.6 million were up more than 18 percent versus the prior year quarter’s sales of $260.3 million

•
Net income of $52.2 million was up 46 percent versus net income in the prior year quarter of $35.8 million; net income as a percentage of sales was 16.9 percent, compared to net income as a percentage of sales of 13.8 percent in the prior year quarter; diluted earnings per share were $1.10

•	Adjusted EBITDA of $89.4 million were up 33 percent compared to second quarter 2017 adjusted EBITDA of $67.2 million; diluted adjusted earnings per share were $1.12

•	Adjusted EBITDA margin of 29.0 percent increased 320 basis points versus second quarter 2017

•	Outstanding results driven by continued organic growth, Georgia-Pacific pine chemicals acquisition and excellent commercial and operational execution

•	Company raises mid-point and narrows range for fiscal year 2018 adjusted EBITDA guidance and maintains guidance on revenues

The results and guidance in this release include Non-GAAP financial measures. Refer to the section entitled “Use of Non-GAAP Financial Measures” within this release.

NORTH CHARLESTON, S.C., July 25, 2018 - Ingevity Corporation (NYSE:NGVT) today reported second quarter net sales of $308.6 million, representing an increase of 18.6 percent versus $260.3 million in the prior year’s second quarter. Net income was $52.2 million, an increase of 45.8 percent versus $35.8 million in net income in the previous year’s quarter. The second quarter diluted earnings per share were $1.10. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $89.4 million were up 33.0 percent versus second quarter 2017 adjusted EBITDA of $67.2 million. Diluted adjusted earnings per share were $1.12 excluding, net of tax, acquisition and other related costs of $0.02 per share. Ingevity’s second quarter adjusted EBITDA margin of 29.0 percent was up 320 basis points from the prior year’s second quarter adjusted EBITDA margin of 25.8 percent.

“We drove an outstanding second quarter performance,” said Michael Wilson, Ingevity’s president and CEO. “Our strong organic growth has been augmented by the Georgia-Pacific pine chemicals acquisition, and our profitability is being accelerated by excellent commercial and operational execution. Each of our businesses, across all of our end-use applications, is delivering to or exceeding our expectations.”

Wilson stated that while volumes were by far the largest contributor to the company’s financial results, product price / mix and strong productivity all contributed to the bottom line. These were partially offset by increased freight and selling, general and administrative (SG&A) costs.

Performance Chemicals

Second quarter 2018 sales in the Performance Chemicals segment were $212.5 million, up $41.7 million, or 24.4 percent, versus the second quarter 2017. Segment operating profit was $36.9 million, up $10.5 million, or 39.8 percent, versus the prior year quarter segment operating profit. Segment operating margin rose 190 basis points to 17.4 percent. Segment EBITDA were $46.7 million, up $15.2 million, or 48.3 percent, versus the prior year quarter segment EBITDA. Segment EBITDA margin rose 360 basis points to 22.0 percent.

“Our sales to oilfield applications continued to show significant growth based on increased U.S. drilling and production,” said Wilson. “We also saw a sharp boost in our pavement technologies sales as a result of a strong start to the paving season in the U.S., and increased adoption of our technologies globally. Not to be outdone, sales to industrial specialties applications posted an increase in the quarter as pine chemical industry dynamics, our focus on price recovery and success in key niche applications continued to work in our favor.”

Wilson said that even without the benefit of the effect of the Georgia-Pacific acquisition, the base Performance Chemicals segment’s revenues grew more than 12 percent, while segment operating profit rose by almost 26 percent and segment EBITDA by over 21 percent.

Performance Materials

Second quarter 2018 sales in the Performance Materials segment were $96.1 million, up $6.6 million, or 7.4 percent, versus the second quarter 2017. Segment operating profit was $36.6 million, up $5.9 million, or 19.2 percent, versus the prior year quarter segment operating profit. Segment operating margin rose 380 basis points to 38.1 percent. Segment EBITDA were $42.7 million, up $7.0 million, or 19.6 percent, versus the prior year segment EBITDA. Segment EBITDA margin rose 450 basis points to 44.4 percent.

“We drove increased revenues in Performance Materials despite a decline in North American light vehicle production,” said Wilson. “Volumes for our ‘honeycomb’ solutions which are used to meet U.S. Environmental Protection Agency (EPA) Tier 3 and California LEV III emission regulations continue to be strong. In addition, we experienced improved product mix and our manufacturing plants operated efficiently in the quarter. Our strong profitability on moderate sales growth reflects our continued technological leadership in this application.”

Outlook

Ingevity raised the mid-point and narrowed the range for its fiscal year 2018 guidance for adjusted EBITDA from between $293 million and $307 million to between $302 million and $314 million. It maintained its guidance for sales of between $1.10 billion and $1.13 billion.

“We continue to feel very positive about the year,” said Wilson. “We are seeing the benefits of improving market conditions for both our basic materials and high-value added technologies and we are executing well.”

Ingevity: Purify, Protect and Enhance
Ingevity provides specialty chemicals and high-performance carbon materials and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, Ingevity develops, manufactures and brings to market products and processes that help customers solve complex problems. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,500 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information
The company will host a conference call on Thursday, July 26, 2018, at 11 a.m. (Eastern Time) to discuss second quarter fiscal results. Those who wish to participate in this event should dial 800-230-1085 (inside the U.S.) or 612-234-9960 (outside the U.S.), at least 15 minutes prior to the start of the call. In addition, a slide deck for use during the conference call will be posted on the investors section of Ingevity’s website shortly before the call begins. Replays will be available through August 26, 2018, and can be accessed at 800-475-6701 (inside the U.S.) or 320-365-3844 (outside the U.S.), with access code 451160.

Use of Non-GAAP Financial Measures

Ingevity has presented certain financial measures which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are included in the financial schedules accompanying this news release, under the section entitled "Non-GAAP Financial Measures."

A reconciliation of net income to adjusted EBITDA as projected for 2018 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include additional separation costs associated with the separation from WestRock; further restructuring and other income (charges); acquisition and other related costs in connection with the acquisition of Georgia-Pacific’s pine chemical business; and revisions due to future guidance and assessment of U.S. Tax Reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements generally include the words “may,” “could,” “should,” “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” “forecast,” “prospect,” “potential” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; synergies and the potential benefits of the acquisition of Georgia-Pacific’s pine chemicals business (the “acquisition”); capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; and markets for securities. Like other businesses, Ingevity is subject to risks and uncertainties that could cause its actual results to differ materially from its expectations or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks that the expected benefits from the acquisition will not be realized or will not be realized in the expected time period; the risk that the businesses will not be integrated successfully; significant transaction costs; unknown or understated liabilities; general economic and financial conditions; international sales and operations; currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations; attracting and retaining key personnel; conditions in the automotive market or adoption of alternative technologies; worldwide air quality standards; government infrastructure spending; declining volumes in the printing inks market; the limited supply of crude tall oil (“CTO”); lack of access to sufficient CTO; access to and pricing of raw materials; competition from producers of substitute products and new technologies; a prolonged period of low energy prices; the provision of services by third parties at several facilities; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, floods, fires; other unanticipated problems such as labor difficulties including renewal of collective bargaining agreements, equipment failure or unscheduled maintenance and repair; protection of intellectual property and proprietary information; information technology security risks; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes. These and other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are and will be more particularly described in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2017 and our other periodic filings.  Readers are cautioned not to place undue reliance on Ingevity’s projections and forward-looking statements, which speak only as the date thereof. Ingevity undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

TABLE OF CONTENTS

FINANCIAL SCHEDULES	Page
Condensed Consolidated Statement of Operations	Financial Schedules - Page 1
Segment Operating Results	Financial Schedules - Page 2
Condensed Consolidated Balance Sheets	Financial Schedules - Page 3
Condensed Consolidated Statements of Cash Flows	Financial Schedules - Page 4
Non-GAAP Financial Measures	Financial Schedules - Page 5
Reconciliation of Adjusted Earnings (Loss)	Financial Schedules - Page 6
Reconciliation of Adjusted EBITDA	Financial Schedules - Page 7
Reconciliation of Segment EBITDA	Financial Schedules - Page 8

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data	2018	2017	2018	2017
Net sales	$308.6	$260.3	$543.8	$478.8
Cost of sales	193.1	170.5	343.2	318.3
Gross profit	115.5	89.8	200.6	160.5
Selling, general and administrative expenses	35.9	26.3	62.0	52.3
Research and technical expenses	5.3	4.7	10.7	9.8
Separation costs	—	0.2	—	0.5
Restructuring and other (income) charges, net	—	1.1	(0.6)	3.4
Acquisition-related costs	0.5	—	4.3	—
Other (income) expense, net	1.4	1.7	0.2	1.4
Interest expense, net	7.8	2.8	13.9	6.1
Income (loss) before income taxes	64.6	53.0	110.1	87.0
Provision (benefit) for income taxes	12.4	17.2	22.1	28.2
Net income (loss)	52.2	35.8	88.0	58.8
Less: Net income (loss) attributable to noncontrolling interests	5.5	3.7	10.5	7.7
Net income (loss) attributable to Ingevity stockholders	$46.7	$32.1	$77.5	$51.1

Earnings (loss) per common share attributable to Ingevity stockholders
Basic	$1.11	$0.76	$1.84	$1.21
Diluted	$1.10	$0.76	$1.82	$1.21
Weighted average common shares outstanding
Basic	42.1	42.1	42.1	42.1
Diluted	42.6	42.4	42.6	42.4

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2018	2017	2018	2017
Net sales
Performance Materials	$96.1	$89.5	$191.6	$172.9
Automotive Technologies product line	86.1	79.9	172.0	154.5
Process Purification product line	10.0	9.6	19.6	18.4
Performance Chemicals	$212.5	$170.8	$352.2	$305.9
Oilfield Technologies product line	29.1	19.5	51.5	37.8
Industrial Specialties product line	117.8	95.6	216.6	195.4
Pavement Technologies product line	65.6	55.7	84.1	72.7
Total net sales	$308.6	$260.3	$543.8	$478.8

Segment operating profit
Performance Materials	$36.6	$30.7	$73.5	$60.2
Performance Chemicals	36.9	26.4	55.6	36.8
Total segment operating profit	$73.5	$57.1	$129.1	$97.0

Separation costs (1)	—	(0.2)	—	(0.5)
Restructuring and other income (charges) (2)	—	(1.1)	0.6	(3.4)
Acquisition and other related costs (3)	(1.1)	—	(5.7)	—
Interest expense, net	(7.8)	(2.8)	(13.9)	(6.1)
(Provision) benefit for income taxes	(12.4)	(17.2)	(22.1)	(28.2)
Net (income) loss attributable to noncontrolling interests	(5.5)	(3.7)	(10.5)	(7.7)
Net income (loss) attributable to the Ingevity stockholders	$46.7	$32.1	$77.5	$51.1
_________________
(1) Represents transaction costs associated with separation of Ingevity from WestRock. These costs are primarily related to professional fees associated with separation activities within the finance, tax and legal functions.

(2) The restructuring activity relates to Performance Chemicals for all periods presented.
(3) Charges primarily relate to legal and professional fees and inventory step-up amortization incurred associated with the acquisition of Georgia Pacific's Pine Chemicals Business. For the three months ended June 30, 2018, the legal and professional fees of $0.5 million and the inventory step-up amortization of $0.6 million are included in "Acquisition-related costs" and "Cost of sales" on the condensed statement of operations, respectively. For the six months ended June 30, 2018, the legal and professional fees of $4.3 million and the inventory step-up amortization of $1.4 million are included in "Acquisition-related costs" and "Cost of sales" on the condensed statement of operations, respectively.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets

In millions	June 30, 2018	December 31, 2017
Assets	(Unaudited)
Cash and cash equivalents	$83.0	$87.9
Accounts receivable, net	148.1	100.0
Inventories, net	195.1	160.0
Prepaid and other current assets	31.4	20.8
Current assets	457.6	368.7
Property, plant and equipment, net	484.1	438.5
Goodwill	130.2	12.4
Other intangibles, net	132.8	4.9
Restricted investment	71.8	71.3
Other assets	38.1	33.8
Total assets	$1,314.6	$929.6
Liabilities
Accounts payable	$105.8	$83.1
Accrued expenses	28.3	20.0
Other current liabilities	43.2	50.1
Current liabilities	177.3	153.2
Long-term debt including capital lease obligations	729.5	444.0
Deferred income taxes	43.8	41.3
Other liabilities	14.7	13.2
Total liabilities	965.3	651.7
Equity	349.3	277.9
Total liabilities and equity	$1,314.6	$929.6

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
In millions	2018	2017
Cash flows provided by (used in) operating activities:	$71.1	$52.7
Cash flows provided by (used in) investing activities:
Capital expenditures	(30.4)	(21.8)
Payments for acquired business, net of cash acquired	(315.0)	—
Purchase of equity securities	—	(2.4)
Sale of equity securities	1.1	0.4
Other investing activities, net	(3.8)	(3.7)
Net cash provided by (used in) by investing activities	$(348.1)	$(27.5)
Cash flows provided by (used in) financing activities:
Net borrowings under our revolving credit facility	—	(9.1)
Proceeds from long-term borrowings	300.0	—
Debt issuance costs	(5.7)	—
Tax payments related to withholdings on vested restricted stock units	(1.5)	(0.5)
Proceeds and withholdings from share-based compensation plans, net	1.4	—
Repurchases of common stock under publicly announced plan	(9.1)	(0.7)
Noncontrolling interest distributions	(13.2)	(4.8)
Net cash provided by (used in) by financing activities	$271.9	$(15.1)
Increase (decrease) in cash, cash equivalents and restricted cash	(5.1)	10.1
Effect of exchange rate changes on cash	0.2	0.5

Change in cash, cash equivalents and restricted cash	(4.9)	10.6
Cash, cash equivalents, and restricted cash at beginning of period	87.9	30.5
Cash, cash equivalents, and restricted cash at end of period (1)	$83.0	$41.1
_______________
(1) Includes restricted cash of zero and $0.5 million and cash and cash equivalents of $83.0 million and $40.6 million as of June 30, 2018 and 2017, respectively. The restricted cash balance in 2017 is associated with foreign government grants to be used for specific capital projects as governed by the grant provisions. Restricted cash is included within "Prepaid and Other Current Assets" within the condensed consolidated balance sheets.

Financial Schedules - Page 4

Ingevity Corporation

Non-GAAP Financial Measures

Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:

Adjusted earnings (loss) is defined as net income (loss) attributable to Ingevity stockholders plus restructuring and other (income) charges, separation costs, acquisition and other related costs and the income tax expense (benefit) on those items, less the benefit from U.S. Tax Reform.

Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share attributable to Ingevity stockholders plus restructuring and other (income) charges, net per share, separation costs per share, acquisition and other related costs per share and the income tax expense (benefit) per share on those items, less the per share tax benefit from U.S. Tax Reform.

Adjusted EBITDA is defined as net income (loss) plus provision for income taxes, interest expense, depreciation and amortization, restructuring and other (income) charges, separation costs and acquisition and other related costs.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net Sales.

Segment EBITDA is defined as segment operating profit plus depreciation and amortization.

Segment EBITDA Margin is defined as Segment EBITDA divided by Net Segment Sales.

The Company also uses the above financial measures as the primary measures of profitability used by managers of the business and its segments. In addition, the Company believes Adjusted EBITDA, Adjusted EBITDA Margin, Segment EBITDA and Segment EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with GAAP and investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another. Reconciliations of these non-GAAP financial measures are set forth within the following pages.

A reconciliation of net income to adjusted EBITDA as projected for 2018 is not provided. Ingevity does not forecast net income as we cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include additional separation costs associated with the separation from WestRock; further restructuring and other income (charges); acquisition and other related costs in connection with the acquisition of Georgia-Pacific’s pine chemical business; and revisions due to future guidance and assessment of U.S. Tax Reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data (unaudited)	2018	2017	2018	2017
Net income (loss)	$52.2	$35.8	$88.0	$58.8
Less: Net income (loss) attributable to noncontrolling interests	5.5	3.7	10.5	7.7
Net income (loss) attributable to Ingevity stockholders (GAAP)	46.7	32.1	77.5	51.1
Restructuring and other (income) charges (1)	—	1.1	(0.6)	3.4
Separation costs (2)	—	0.2	—	0.5
Acquisition and other related costs (3)	1.1	—	5.7	—
Tax effect on items above	(0.3)	(0.1)	(1.3)	(0.8)
Adjusted earnings (loss) (Non-GAAP)	$47.5	$33.3	$81.3	$54.2

Diluted earnings (loss) per common share (GAAP)	$1.10	$0.76	$1.82	$1.21
Restructuring and other (income) charges	—	0.02	(0.01)	0.08
Separation costs	—	—	—	0.01
Acquisition and other related costs	0.03	—	0.13	—
Tax effect on items above	(0.01)	—	(0.03)	(0.02)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.12	$0.78	$1.91	$1.28

Weighted average common shares outstanding - Diluted	42.6	42.4	42.6	42.4
_______________
(1) Income for the six months ended June 30, 2018, includes $0.6 million related to proceeds from the sale of assets from our Performance Chemicals' derivatives operations in Duque De Caxias, Rio de Janeiro, Brazil facility, which was closed in 2016. Charges for the three months ended June 30, 2017, include $1.1 million in costs primarily associated with the exit of our Performance Chemicals' manufacturing operations in Palmeira, Santa Catarina, Brazil. Charges incurred for the six months ended June 30, 2017, include $1.3 million in severance and other employee-related costs related to a reorganization as part of an effort to streamline our leadership team, flatten the organization and reduce costs. Additional charges include $2.1 million in miscellaneous costs primarily associated with the exit of our Performance Chemicals' manufacturing operations in Palmeira, Santa Catarina, Brazil.

(2) In connection with the separation from WestRock we have incurred pre-tax separation costs. These costs were primarily related to professional fees associated with separation activities within the finance, tax and legal functions.

(3) Charges primarily relate to legal and professional fees and inventory step-up amortization incurred associated with the acquisition of Georgia Pacific's Pine Chemicals Business. For the three months ended June 30, 2018, the legal and professional fees of $0.5 million and the inventory step-up amortization of $0.6 million are included in "Acquisition-related costs" and "Cost of sales" on the condensed statement of operations, respectively. For the six months ended June 30, 2018, the legal and professional fees of $4.3 million and the inventory step-up amortization of $1.4 million are included in "Acquisition-related costs" and "Cost of sales" on the condensed statement of operations, respectively.

Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions (unaudited)	2018	2017	2018	2017
Net income (loss) (GAAP)	$52.2	$35.8	$88.0	$58.8
Provision (benefit) for income taxes	12.4	17.2	22.1	28.2
Interest expense, net	7.8	2.8	13.9	6.1
Separation costs	—	0.2	—	0.5
Depreciation and amortization	15.9	10.1	27.4	20.4
Restructuring and other (income) charges, net	—	1.1	(0.6)	3.4
Acquisition and other related costs	1.1	—	5.7	—
Adjusted EBITDA (Non-GAAP)	$89.4	$67.2	$156.5	$117.4

Net sales	$308.6	$260.3	$543.8	$478.8
Net income (loss) margin	16.9%	13.8%	16.2%	12.3%
Adjusted EBITDA margin	29.0%	25.8%	28.8%	24.5%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Segment Operating Profit (GAAP) to Segment EBITDA (Non-GAAP)

In millions (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
Performance Materials	2018	2017	2018	2017
Segment operating profit (GAAP)	$36.6	$30.7	$73.5	$60.2
Depreciation and amortization	6.1	5.0	11.4	10.0
Segment EBITDA (Non-GAAP)	$42.7	$35.7	$84.9	$70.2
Net sales	$96.1	$89.5	$191.6	$172.9
Segment operating margin	38.1%	34.3%	38.4%	34.8%
Segment EBITDA margin	44.4%	39.9%	44.3%	40.6%

Performance Chemicals
Segment operating profit (GAAP) (1)	$36.9	$26.4	$55.6	$36.8
Depreciation and amortization	9.8	5.1	16.0	10.4
Segment EBITDA (Non-GAAP) (1)	$46.7	$31.5	$71.6	$47.2
Net sales (1)	$212.5	$170.8	$352.2	$305.9
Segment operating margin	17.4%	15.5%	15.8%	12.0%
Segment EBITDA margin	22.0%	18.4%	20.3%	15.4%

(1) For the three months ended June 30, 2018, Segment operating profit, Segment EBITDA, and Net sales were impacted by the GP Acquisition by $3.8 million, $8.5 million, and $21.1 million, respectively.

Financial Schedules - Page 8